Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 97 to the Registration Statement of Deutsche Income Trust (Form N-1A, No. 002-91577) of our reports dated October 24, 2017 on the financial statements and financial highlights of Deutsche Ultra-Short Investment Grade Fund (one of the Funds constituting Deutsche Income Trust), included in the Fund’s Annual Report for the fiscal year ended August 31, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 27, 2017